Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Declares Quarterly Cash Dividend
Torrance, California, November 6, 2007 — Virco Mfg. Corporation (NASDAQ: VIRC) declared the payment of a quarterly cash dividend in the following statement from Robert A. Virtue, President and CEO:
Following a successful summer delivery season and thorough review of our financial condition, I am pleased to report that the Board of Directors has declared a regular quarterly dividend of $0.025 per share. The payment will be made on December 5, 2007 to shareholders of record on November 16, 2007. Subsequent payments will be made on a quarterly basis, following review and approval by the Company’s Board of Directors.
The payment of a quarterly cash dividend is predicated on three factors: 1) a significant strengthening of our balance sheet; 2) anticipated cash flows; 3) an amendment of our credit facility with Wells Fargo to permit payment of cash dividends.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10K for year ended January 31, 2007, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of Filing